Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

SLG CHEMICALS, INC.,

the Buyer

SCOTTS LIQUID GOLD-INC.,

the Parent

and

PARAMOUNT CHEMICAL SPECIALTIES, INC.,

the Seller

Dated as of October 1, 2019

4.19 Brokers	32
4.20 Foreign Corrupt Practices Act	32
4.21 Export Controls	32

Article V. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT	33
5.1 Organization	33
5.2 Authorization	33
5.3 No Conflicts; Consents	33
5.4 Legal Proceedings	33
5.5 Brokers	33

Article VI. COVENANTS	34
6.1 Preservation of Records	34
6.2 Public Announcements	34
6.3 Confidentiality	34
6.4 Use of Names	34
6.5 Restrictive Covenants	35
6.7 Further Assurances	36
6.8 Bulk Sales Laws	36
6.9 Domain Name Transfers	36

Article VII. CLOSING DELIVERIES	37
7.1 Deliveries by Seller	37
7.2 Deliveries by Buyer	37

Article VIII. TAXES	38
8.1 Transfer Taxes	38
8.2 Allocation of Taxes	38
8.3 Cooperation on Tax Matters	41

Article IX. INDEMNIFICATION	41
9.1 Survival	41
9.2 Covenants to Indemnify	42
9.3 Notice of Claims	43
9.4 Limitation on Indemnity	44
9.5 Right of Set Off	46

Article X. MISCELLANEOUS	46
10.1 Fees and Expenses	46
10.2 Notices	46
10.3 Jurisdiction	48
10.4 Amendments; No Waivers	48
10.5 Governing Law	48
10.6 Severability	48
10.7 Successors and Assigns	48

10.8 Third Party Beneficiaries	49
10.10 Entire Agreement	49
10.11 Schedules	49
10.12 Authorship	49
10.13 Counterparts; Effectiveness	49

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 1, 2019, is by and among SLG Chemicals, Inc., a Colorado corporation (“Buyer”), Paramount Chemical Specialties, Inc., a Washington corporation (“Seller”), and Scott’s Liquid Gold-Inc., a Colorado corporation (“Parent”) solely for the purposes of Article IV and Article IX.

RECITAL

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Assets (as defined below) on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged by the parties, and in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I.
DEFINITIONS

1.1Certain Definitions. For purposes of this Agreement, the following capitalized terms will have the meanings specified in this Section 1.1:

“Accounts Payable” means (a) as it relates to Seller, all accounts and notes payable to any Person by Seller that accrued prior to the Closing Date relating to the Purchased Assets, and (b) as it relates to Buyer, all accounts and notes payable to any Person by Buyer that accrued on or after the Closing Date relating to the Purchased Assets.

“Accounts Receivable” means (a) as it relates to Seller (i) any rights to payment from customers relating to the Purchased Assets prior to the Closing Date representing amounts receivable in respect of goods shipped or Products sold or services rendered to such customers prior to the Closing Date and (ii) any claim, privilege, cause of action, remedy or other right related to any of the foregoing, and (b) as it relates to Buyer (i) any rights to payment from customers relating to the Purchased Assets on or after the Closing Date representing amounts receivable in respect of goods shipped or Products sold or services rendered to such customers on or after the Closing Date and (ii) any claim, privilege, cause of action, remedy or other right related to any of the foregoing.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning assigned to it in the Preamble of this Agreement.

“Allocation Statement” has the meaning set forth in Section 3.4.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Escrow Agreement, the Intellectual Property Assignments and the License Agreement.

“Assignment and Assumption Agreement” means an assignment and assumption agreement in form and substance satisfactory to the parties thereto.

“Basket Amount” has the meaning set forth in Section 9.4(a).

“Bill of Sale” means a bill of sale in form and substance satisfactory to the parties thereto.

“Brands” means, collectively, the Kids N Pets, Kids N Pets No No No! and Messy Pet brands.

“Business Day” means any day of the year on which national banking institutions in the State of Washington and the State of Colorado are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning assigned to it in the Preamble of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Cap” has the meaning set forth in Section 9.4(b).

“CGMP” means the Current Good Manufacturing Practice in Manufacturing, Processing, Packing, or Holding of Drugs, and the Current Good Manufacturing Practice for Finished Pharmaceuticals regulations (21 C.F.R. Parts 210 and 211, respectively).

“Claim” means any demand, claim, suit, cause of action or chose in action, right of recovery, right of set-off, counterclaim, defense, or other right to legal, equitable, administrative, or arbitral remedy of any kind.

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 3.10.

“Closing Date” has the meaning set forth in Section 3.10.

“Closing Inventory Value” has the meaning set forth in Section 3.2(a).

“Closing Statement” has the meaning set forth in Section 3.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all selling, advertising, promotional and marketing collateral, accounts, ad layouts, audio, copy, descriptions, digital or non-digital footage, photographs, pictures, recordings, scripts, digital or non-digital signage, video, website pages/mentions and other materials (in each case whether text, graphic, audiovisual, audio-only or visual-only).

“Competitive Business” has the meaning set forth in Section 6.5(a).

“Contract” means any contract, agreement, note, instrument, lease, license, purchase or customer order, commitment, arrangement, understanding, undertaking, or other commitment or obligation, whether written or oral.

“Contract Manufacturers” has the meaning set forth in Section 2.1(k).

“Coupons” has the meaning set forth in Section 2.3.

“Covered Party” and “Covered Parties” has the meaning set forth in Section 9.2(c).

“Damages” means all losses, Claims, damages, dues, penalties, fines, costs, amounts paid in settlement, Taxes, Liens, Liabilities, expenses, and fees, including reasonable legal costs, costs of experts and consultants, and reasonable attorney’s fees and expenses, but excluding direct, indirect, consequential, lost profits, lost opportunities, punitive, special, and exemplary damages and damages based on any type of multiple or diminution in value, in each case other than any such damages actually paid to a Third Party in a Third Party Claim.

“Deductions” has the meaning set forth in Section 2.3.

“Default” has the meaning set forth in Section 4.11(k)(v).

“Disclosure Schedule” has the meaning set forth in Article IV.

“Dispute Notice” has the meaning set forth in Section 3.2(b).

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, financial and accounting records, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (including design specifications, functional requirements, operating instructions, manufacturing instructions and documentation, and flow charts), research and development reports, production reports, standard operating policies and procedures, quality records, service and warranty records, equipment logs, operating guides and manuals, training materials, and working papers, marketing documentation (including sales brochures, flyers, pamphlets, and web pages), and other similar materials, in each case whether or not in electronic form.

“Earnout Payment” means, with respect to each of calendar years 2021, 2022, 2023 and 2024, 20% of the revenue (determined on a GAAP basis) in excess of $3,500,000 received by Buyer with respect to the Products, if any; provided that the maximum aggregate earnout payment, if any, will not exceed $1,500,000.

“Environmental Condition” means the presence of any Hazardous Materials, including any pollution, contamination or Damage to natural resources or the environment, caused by or relating to the use, manufacture, production, importation, refinement, processing, emission, handling, storage, treatment, recycling, generation, transportation, Release or threatened Release of Hazardous Materials by Seller.

“Environmental Law” means any Law in any way relating to the protection of human health and safety, property, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Noncompliance” means any violation of any Environmental Law.

“Escrow” has the meaning set forth in Section 3.9.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the escrow agreement in form and substance satisfactory to the parties thereto.

“Escrow Amount” means $250,000.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Export Approvals” has the meaning set forth in Section 4.21(b).

“FDA” means the U.S. Food and Drug Administration.

“FDA Law” means any Law in any way relating to food, drug and cosmetic safety and labeling, including CGMP and the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto, and all related guidance.

“Final Inventory Value” means Closing Inventory Value (a) as shown in the Closing Statement prepared pursuant to Section 3.2(a) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(b) or (b) if such a Dispute Notice is delivered, (i) as agreed to by Buyer and Seller pursuant to Section 3.2(c) or (ii) in the absence of such an agreement, as shown in the Independent Accountant’s report delivered pursuant to Section 3.2(c).

“Financial Reporting Package” means the profit and loss statements for each Brand as well as any additional revenue and other financial information included in the monthly and annual reporting packages provided by Seller to Buyer.

“FTC” means the U.S. Federal Trade Commission.

“FTC Law” means any Law in any way relating to the safety, labeling, and advertising of consumer products, including the Federal Trade Commission Act (15 U.S.C. §§ 41-58), as it has been or may be amended and the regulations promulgated pursuant thereto, and all related guidance.

“Fundamental Reps” has the meaning set forth in Section 9.1.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the period specified.

“Governmental Entity” means any: (a) government or governmental or regulatory body thereof, or political subdivision thereof, whether non-U.S., federal, state, local, municipal or provincial, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) or (b) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Material” means any substance, material or waste regulated by any Governmental Entity, including any substance, material or waste defined or classified as a “hazardous waste,” “hazardous material,” hazardous substance,” “extremely hazardous waste,” “pollutant,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance,” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, presumed asbestos-containing materials, or asbestos-containing materials, urea formaldehyde or polychlorinated biphenyls.

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Independent Accountant” means CliftonLarsonAllen LLP or such other independent accounting firm of national reputation reasonably acceptable to both Buyer and Seller to resolve the remaining matters in dispute, and such firm will be the Independent Accountant for all purposes of Section 3.2(c) and Section 8.2.

“Intellectual Property” means all forms of intellectual property rights and other proprietary rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all: (a) patents and patent applications, including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents and patent utility models); (b) trademarks, service marks, brands, d/b/a names, certification marks, identifying symbols, logos, trade dress, trade names, fictitious names and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing (“Trademarks”); (c) internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not copyrightable; (d) copyrights and works of authorship, whether or not copyrightable, published or unpublished; (e) mask works; (f) industrial designs; (g) trade secrets, know-how, formulae, formulations, recipes, batching procedures, algorithms, compositions, inventions (whether or not patentable), discoveries, improvements, technology, business, manufacturing, operational and technical information and data, databases, data compilations and collections, tools, tooling, methods, procedures, processes, designs, recordings, graphics, drawings, specifications, research and development, techniques, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof; (i) rights of publicity; (j) all other intellectual or industrial property and proprietary rights; (k) all registrations, issuances, applications and renewals for any of the foregoing; and (l) all copies and tangible embodiments of and improvements to the intellectual property set forth in (a) through (j) hereof.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, Platform Agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is related to the Brands or current or planned Products, to which Seller is a party, beneficiary or otherwise bound, and that are not terminated or expired.

“Intellectual Property Assets” means all Intellectual Property that is owned or purported to be owned by Seller and that is related to the Brands or current or planned Products, including the Seller Marks and any Intellectual Property Registrations included in the foregoing (but, for the avoidance of doubt, excluding (i) the “Paramount Chemical Products” Trademark and (ii) the UPC codes owned by or attributable to Seller).

“Intellectual Property Assignments” means the Intellectual Property assignment agreements in form and substance satisfactory to the parties thereto.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered Trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” means inventory of Products that is owned, used, held for use or intended to be used by Seller in connection with or otherwise related to the Brands and current and planned Products, including all raw and packing materials, all work-in-progress, finished goods, supplies, parts, UPCs, SKUs and similar items owned, used, held for use or intended to be used by Seller or by any Third Party on Seller’s behalf in connection with or otherwise related to the Brands or current and planned Products.

“Inventory Target” means $222,891.00.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Seller” and “Seller’s Knowledge” means the actual knowledge, after due inquiry, of John Latta.

“Law” means any non-U.S., federal, state, local, municipal or provincial law, constitution, statute, code, ordinance, rule, regulation, Order, treaty, common law, judgment, decree or other requirement or rule issued by any Governmental Entity, including Environmental Laws, FDA Laws and FTC Laws.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, hearing, investigation, inquiry, or proceeding of any kind.

“Liability” means any liability, obligation or commitment of any kind, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and all Claims, Damages, Liens, and indebtedness resulting from any of the foregoing.

“License Agreement” means a trademark license agreement in form and substance satisfactory to the parties thereto.

“Licensed Intellectual Property” means all Intellectual Property related to the Brands or current or planned Products, in which Seller holds any rights or interests granted from other Persons, including Seller’s Affiliates, pursuant to any Intellectual Property Agreement.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, hypothecation, license, lease, charge, option, right of first refusal, easement, covenant, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or any other direct or indirect restriction or limitation.

“Marketing Obligations” has the meaning set forth in Section 2.3.

“Material Adverse Effect” means any change, circumstance, effect, event, occurrence, state of facts or development that has (or could reasonably be expected to have) a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of Seller related to the Brands or current or planned Products, (b) the value of the Purchased Assets, or (c) the ability of Seller to perform its obligations under this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby in a timely manner, including a prospective effect that would likely result from a current event or circumstance. None of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any material adverse change in (1) general business or economic conditions, excluding such conditions related to the Brands or current or planned Products, (2) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (3) changes in United States generally accepted accounting principles, (4) changes in laws, rules, regulations, orders or other binding directives (including any increase in tariffs) issued by any governmental entity, or (5) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Material Customer” has the meaning set forth in Section 4.16(a).

“Material Supplier” has the meaning set forth in Section 4.16(a).

“Media Accounts” has the meaning set forth in Section 4.11(i)(i).

“Monthly Promotional Reports” means all reports provided by Seller to Buyer that include Product information related to any Coupons, Marketing Obligations and Deductions and any other related information, including all dates, customers, Brands, representatives, managers, event descriptions, scan amounts, forecast units, scan liabilities, event fees, slotting fees, markdowns and any other fees, including total fees.

“Nonassignable Assets” has the meaning set forth in Section 2.5.

“Order” means any order, injunction, judgment, settlement, decree, ruling, writ, assessment or arbitration award of any Governmental Entity.

“Organizational Documents” means the articles of incorporation, certificate of formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, board resolutions, and other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Permit” means any pending or finalized approval, application, registration, notification, authorization, consent, license, permit, franchise, variance, certificate and similar rights obtained from any Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes and assessments that are not yet due and payable as of the Closing (or if delinquent, that are being contested in good faith by Seller in appropriate Proceedings) and (b) the intellectual property licenses contained in the agreements set forth on Schedule 2.1(c).

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Personal Information” means (a) information and data concerning an identified or identifiable natural person (including any information specifically defined or identified in any of Seller’s Privacy Policies as “personal information,” “personally identifiable information,” “personal identification information” or with a similar designation), including any information from which identification or contact information of an individual person is directly derived, including address, phone number, fax number, email address, internet account credentials and credit card information, in each case in paper, electronic or any other form; and (b) any data collected from an IP address, web beacon, pixel gig, ad tag, cookie, local storage, software, or by any other means, or from a particular computer, web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application.

“Platform Agreements” has the meaning set forth in Section 4.11(i)(ii).

“Pre-Closing Deductions” has the meaning set forth in Section 3.7.

“Products” means all Kids N Pets, Kids N Pets No No No!, Messy Pet brands of products set forth on Schedule 1.1.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Equipment” has the meaning set forth in Section 2.1(k).

“Purchased Inventory” has the meaning set forth in Section 2.1(a).

“Purchased IP Contracts” has the meaning set forth in Section 2.1(c).

“Recipients” has the meaning set forth in Section 6.3.

“Release” means any release, spill, emission, overflow, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, escaping, leaching, seepage, infiltration or migration into or from the indoor or outdoor environment, including ambient, surface, or subsurface environments, whether intentional or accidental, authorized or unauthorized.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives and agents of a Person.

“Sales Database” means all information provided by Seller to Buyer related to Seller’s historic sales and invoice prices of the Products, including sales and invoice prices by Brand, sales and invoice prices by Product, sales and invoice prices by customer for the relevant month and for the year-to-date as of such month, the distribution grid, sales of cases by month, and the invoice register.

“Seller” has the meaning assigned to it in the Preamble of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(c).

“Seller Corporate Records” means, collectively, Seller’s corporate books and records of internal corporate proceedings, Tax Returns and Tax records, work papers and books and records that Seller is required by Law to retain and that do not relate to the Brands or current or planned Products.

“Seller Marks” means the Trademarks “Kids N Pets”, “Kids N Pets No No No!”, “Messy Pet” and any other Trademarks otherwise related to the Brands or current or planned Products that are owned by Seller (but, for the avoidance of doubt, excluding the “Paramount Chemical Products” Trademark).

“Straddle Period” has the meaning set forth in Section 8.2(b).

“Straddle Period Return” has the meaning set forth in Section 8.2(b).

“Tax” or “Taxes” means any non-U.S., federal, state, local, municipal or provincial income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental, severance, customs duties, capital stock, franchise, profits, capital gains, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, or other similar tax, including any interest, penalty, or addition thereto, whether disputed or not, and including any Liability for any of the foregoing taxes or other items arising as a transferee, successor, by Contract, or otherwise, for which such Person may be liable.

“Tax Claim” has the meaning set forth in Section 8.2(e)(i).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, Claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, or any of its Affiliates.

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration or collection of any Tax.

“Territory” has the meaning set forth in Section 6.5(a).

“Third Party” means any Person (or group of Persons) other than any party to this Agreement or one of their respective Affiliates.

“Toll-Free Telephone Numbers” means any and all telephone numbers that are billed for arriving calls instead of incurring charges to the originating telephone subscribers that are used in connection with the manufacture and sale of current and planned Products, including any and all 1-800 numbers on the packaging of current and planned Products.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transfer Pricing Information” means all information provided by Seller to Buyer pertaining to purchase orders related to the Brands and current and planned Products. As to purchase orders, such information includes the respective vendors, product lines, item numbers, order identification numbers, status of the orders, date of the orders, relevant warehouses, units of measurement, prices per unit of measurement, quantities, total prices for the purchase orders and transfer pricing, including price per case, units per case and price per unit.

“Transfer Taxes” has the meaning set forth in Section 8.1.

1.2Other Definitional and Interpretive Matters. In this Agreement, unless the context otherwise requires, references: (a) to the recitals, articles, sections, or schedules are to a Recital, Article or Section of, or Schedule to, this Agreement; (b) to any agreement (including this Agreement), Contract, or Law are to the agreement, Contract, or Law as amended, modified, supplemented or replaced from time to time, and to any section of any Law are to any successor to the section; (c) to any Governmental Entity include any successor to that Governmental Entity; and (d) to this Agreement are to this Agreement and schedules to it, taken as a whole. The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Whenever the words “herein” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated. The terms defined in the singular will have a comparable meaning when used in the plural, and vice versa, and words denoting any gender include all genders. The terms “dollars” and “$” will mean dollars of the United States of America.

Article II.
PURCHASE AND SALE OF ASSETS

2.1Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer, in reliance on the representations, warranties and covenants of Seller contained herein, hereby agrees to purchase, acquire and accept from Seller, free and clear of any Liens other than the Permitted Liens, all of Seller’s right, title and interest in and to each of the following, but expressly excluding the Excluded Assets (the “Purchased Assets”):

(a)all Inventory (including any Inventory paid for but not yet delivered to or received by a Third Party on behalf of Seller and Inventory held by any Third Party), including the inventory set forth on Schedule 2.1(a) (the “Purchased Inventory”);

(b)all Intellectual Property Assets, including the Intellectual Property set forth on Schedule 2.1(b) or required to be listed on Schedule 4.11(a);

(c)all Intellectual Property Agreements and all rights thereunder, including the Intellectual Property Agreements set forth on Schedule 2.1(c) (collectively, the “Purchased IP Contracts”);

(d)all Collateral related to the Brands or current or planned Products, including all Collateral set forth on Schedule 2.1(d);

(e)all books, records, ledgers and files or other similar information of Seller (in any form or medium) related to, used or held for use in connection with the Brands or current or planned Products, including all customer lists, Personal Information, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records, litigation files, Permits and any documentation related thereto, any documentation related to current or planned Products within the Brands and any documentation involving Governmental Entities (but excluding Seller Corporate Records), in each case whether or not physically located on any of the physical premises of Seller;

(f)all Permits and all rights and incidents of interest therein specific to the Brands or current or planned Products, including the permits set forth on Schedule 2.1(f);

(g)all credits, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of Seller arising from or related to the Brands or current or planned Products;

(h)all Claims against any Person arising from or related to the Brands or current or planned Products, whether accruing before, on or after the Closing Date, including: (i) all rights under any Purchased IP Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods or services thereunder, to assert Claims and to take other rightful actions in respect of Defaults thereof; (ii) all rights under or in respect of any Intellectual Property Assets, including all rights to and Claims for Damages, restitution and injunctive relief for past, present and future infringement, dilution, misappropriation, unlawful imitation, misuse or Default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such Damages, all rights of priority and protection of interests therein under the Laws of any jurisdiction; and all rights to receive all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing and (iii) all rights (including rights to proceeds) under all guarantees, warranties and indemnities arising from or related to the Brands or current or planned Products, whether known or unknown, contingent or non-contingent;

(i)all goodwill and other intangible assets associated with the Brands or current or planned Products, including the goodwill and going concern value arising from or related to the Brands or current or planned Products;

(j)all Products ordered by Seller prior to the Closing Date but not paid for and not yet received by Seller prior to the Closing Date under the purchase orders set forth on Schedule 4.11(k)(i) (collectively, the “Open Purchase Orders”);

(k)all parts, materials, molds, patterns, tools, tooling and all other tangible personal property (excluding miscellaneous furniture, phones or computers) owned or leased by Seller and used, held for use or intended for use in connection with the Brands or current or planned Products, including such items set forth on Schedule 2.1(k) (the “Purchased Equipment”), if any, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other Documents relating thereto in the possession or control of Seller or any of its contract manufacturers (“Contract Manufacturers”) as of the date of this Agreement; and

(l)all assets set forth on Schedule 2.1(l).

2.2Excluded Assets. Except as set forth in Section 2.1, Seller will not sell, and Buyer will not purchase, any other assets of Seller, all of which will be retained by Seller (collectively, the “Excluded Assets”), including:

(a)all of Seller’s cash and cash equivalents;

(b)all of Seller’s Accounts Receivable;

(c)all assets used exclusively in connection with all lines of business of Seller other than the Brands and the Products;

(d)all of Seller’s insurance policies;

(e)all employee Contracts, benefit plans or any other employee or employee benefit matters;

(f)all rights of Seller under this Agreement and the Ancillary Agreements;

(g)Seller’s Corporate Records;

(h)any interest in or right to any refund of Taxes for, or applicable to, any taxable period (or portion thereof) ending prior to the Closing Date, as well as any refunds from retrospective ratings program refunds for purposes of worker’s compensation relating to period ending prior to the Closing Date;

(i)the Contracts listed on Schedule 2.2(i) (the “Excluded Contracts”);

(j)all Permits and all rights which are general in nature for the continued operation of the Seller’s businesses, excluding any such Permits that are necessary for the ownership, use or operation of the Purchased Assets;

(k)any other assets specifically listed in Schedule 2.2(j); and

(l)any other assets not expressly included in the Purchased Assets set forth in Section 2.1.

2.3Assumed Liabilities. Buyer will not assume any liabilities or obligations of Seller related to the Purchased Assets or otherwise in connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, except for Liabilities of Buyer related to (collectively, the “Assumed Liabilities”): (a) the Open Purchase Orders, (b) the assumed contracts listed in Schedule 2.3 (“Assumed Contracts”), (c) the Purchased IP Contracts arising on or after the Closing Date, and (d) provided that the aggregate of all such amounts does not exceed $15,000.00 (with any amount in excess of $15,000.00 being an Excluded Liability): (i) all Liabilities for all coupons and rebates implemented by Seller relating to Inventory and Products (“Coupons”) issued prior to the Closing Date, (ii) all Liabilities for advertising, media commitments, trade promotions, including co-op, price features, displays, slotting fees and other merchandising of the Products, trade allowances, trade discounts and other marketing related obligations or offers (collectively, “Marketing Obligations”) that occurred prior to the Closing Date, (iii) all refund and replacement obligations relating to Inventory and Products shipped prior to the Closing Date and are damaged or returned on or after the Closing Date and for any expired Inventory and Products or other retail unsaleables shipped prior to the Closing Date

2.4Excluded Liabilities. Except for the Assumed Liabilities but without otherwise limiting the terms of Section 2.3, Buyer will not assume or become liable for and will not be obligated to pay or satisfy any Liabilities of Seller whatsoever, contingent or otherwise, including the following (the “Excluded Liabilities”):

(a)all Liabilities of Seller whether or not related to the Purchased Assets;

(b)all accounts payable of Seller in respect of any services performed for or products purchased by Seller prior to the Closing Date;

(c)all Liabilities of Seller for fees and expenses incurred or arising in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(d)except as provided for in Section 8.1, all Liabilities for Taxes of Seller for any taxable period (or portion thereof) prior to the Closing Date, including any Taxes arising as a result of Seller’s operation of its business related to the Purchased Assets or Seller’s ownership of the Purchased Assets prior to the Closing Date;

(e)all Claims arising out of, relating to or otherwise in respect of: (i) the ownership of the Purchased Assets and the operation of Seller’s business related to the Purchased Assets to the extent any such Claim relates to such ownership or operation prior to the Closing Date; or (ii) any Excluded Asset;

(f)all Liabilities that constitute product liabilities or recall liabilities arising from the Purchased Assets or operation of Seller’s business related to the Purchased Assets prior to the Closing Date;

(g)any Liabilities arising out of or in connection with (i) any product or service warranties or guarantees given by Seller in connection with or (ii) Claims for injuries, property damage or losses that involve, in each case, any product sold, delivered or otherwise disposed of, or any service performed or delivered, by Seller prior to the Closing Date, or with respect to any products that are Excluded Assets, at any time;

(h)any Liabilities of Seller arising from any breach, violation or late performance by Seller of the terms and provisions of any Contract, including with respect to delayed delivery, shortages of Products, and any fines and/or charges related to the delivery of Products;

(i)any Liabilities arising from or relating to a breach or violation prior to the Closing by Seller of any Law applicable to the ownership or use of the Purchased Assets by Seller or to the operation of Seller’s business related to the Purchased Asset;

(j)any brokers’ or finders’ fees or similar fees or expenses relating to this Agreement or any of the transactions contemplated hereby;

(k)all Liabilities related to any Contracts entered into by Seller prior to the Closing Date not specifically assumed by Buyer herein, including the Excluded Contracts;

(l)except as otherwise expressly provided in this Agreement, any Liabilities of any Affiliates of Seller (whether or not similar to any of the categories of Liabilities of Seller described above); and

(m)all liabilities otherwise excluded under the terms of this Agreement.

2.5Consent or Waiver of Third Parties. Nothing in this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will be construed as an attempt or agreement to sell, assign, transfer or deliver any Purchased Asset, which by its terms or by Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a Third Party or is cancelable by a Third Party in the event of an assignment (“Nonassignable Assets”) unless and until such consent will have been obtained. Seller will, and will cause its Affiliates to, use its commercially reasonable efforts to cooperate with Buyer to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to Buyer all of the Purchased Assets; provided, however, that nothing contained in this Section 2.5 will require Seller or any of its Affiliates to pay any consideration, offer or grant any accommodation or other benefit, release any claim or right, or subject itself to any Liability to obtain such consents and waivers and to resolve such impediments. To the extent permitted by applicable Law, if any such consents or waivers cannot be obtained prior to the Closing Date, Seller will continue at Seller’s expense to use its commercially reasonable efforts to obtain the relevant consents or waivers until such consents and waivers are obtained, and Seller will cooperate with Buyer in any lawful and economically feasible arrangement to provide Buyer the interests of Seller in the benefits under any such Nonassignable Assets, including performance by Seller, if economically feasible, as agent. Nothing in this Section 2.5 will affect Buyer’s right to be indemnified pursuant to the terms of this Agreement or to be entitled to any other rights under this Agreement if any consent or waiver as described herein is not obtained prior to the Closing Date.

2.6Delivery of Purchased Assets.

(a)Seller hereby acknowledges and agrees that (i) at Closing, it will deliver to Buyer the Purchased Assets (including, for clarity, copies of all Trade Secrets included in the Intellectual Property Assets, including all formulae and recipes used in connection with the Products), other than the Purchased Inventory which will be held for the benefit of Buyer at 1101 West Taylor Road, Romeoville, IL 60446, and (ii) it will bear all costs, expenses and risk of loss in connection with the foregoing.

(b)Seller hereby acknowledges and agrees that at Closing or as soon as reasonably practicable after Closing (and in any event within 30 days after Closing), it will provide updated financial information required to be set forth on Schedules 4.4(a), 4.4(b), 4.4(c), and 4.4(d) for the period commencing August 1, 2019 and ending on the Closing Date.

Article III.
PURCHASE PRICE

3.1Consideration. The aggregate consideration to be paid by Buyer for the Purchased Assets will be (a) $5,500,000.00 (the “Purchase Price”) payable at Closing, plus or minus, as applicable, the adjustment made pursuant to Section 3.2(f), if any, and (b) the Earnout Payment, if applicable, payable immediately following the release of Parent’s Annual Report on Form 10-K for the year with respect to which an Earnout Payment is earned, if any along with a report showing the revenue derived from the Products and calculation of the Earnout Payment (“Earnout Report”).

3.2Purchase Price Adjustment.

(a)As promptly as practicable, but no later than 30 calendar days after the Closing Date, Buyer will cause to be prepared and delivered to Seller the closing statement (the “Closing Statement”). The Closing Statement will present Buyer’s good faith calculation of the value of the Purchased Inventory as of the close of business on the Closing Date (“Closing Inventory Value”) and will be calculated in accordance with GAAP, the past practices of Seller, and the accounting protocol used by Seller to prepare the Inventory workpaper as set forth on Schedule 3.2(a), which includes agreed-on Purchased Inventory unit costs and the value of the Purchased Inventory in accordance with this Section 3.2.

(b)Within 30 calendar days after Seller’s receipt of the Closing Statement, Seller may deliver a written notice of disagreement (a “Dispute Notice”) to Buyer setting forth Seller’s good faith calculation of the Closing Inventory Value. If Seller does not deliver a Dispute Notice to Buyer within such 30-calendar-day period, then the Closing Inventory Value set forth in the Closing Statement will be deemed final, conclusive and binding on the parties in all respects. Any such Dispute Notice will specify those items or amounts in the Closing Statement as to which Seller disagrees, and Seller will be deemed to have agreed with all other items, amounts and calculations contained in the Closing Statement delivered pursuant to Section 3.2(a) not objected to in such notice.

(c)If a Dispute Notice is duly delivered pursuant to Section 3.2(b), Buyer and Seller will, during the ten Business Days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Inventory Value. If the parties so resolve all disputes, the Closing Inventory Value, as amended to the extent necessary to reflect the resolution of the dispute, will be conclusive and binding on the parties.

(d)If during such period, Buyer and Seller are unable to reach an agreement, they will promptly thereafter cause the Independent Accountant to review the disputed items or amounts for the purpose of resolving each disputed item and calculating Closing Inventory Value (it being understood that in making such calculation, the Independent Accountant will be functioning as an arbitrator and not as an accountant). In resolving such disputed items and making such calculation, the Independent Accountant will consider only those items or amounts in the Closing Statement and the Dispute Notice and the actual quantities of the Purchased Inventory, if necessary. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accountant will deliver to Buyer and Seller, as promptly as practicable (but in any case no later than 30 calendar days from the date of engagement of the Independent Accountant) a written report signed by the Independent Accountant setting forth such calculation. Such report will be final and binding on Buyer and Seller, with no right to appeal the decision of the Independent Accountant, and will not be subject to collateral attack (other than for fraud or manifest error). Buyer and Seller agree to execute, if requested by the Independent Accountant, a reasonable engagement letter in customary form. The fees, costs and expenses of the Independent Accountant’s review and report will be borne by the party whose aggregate estimate of the disputed amounts differs most from the determination of the Independent Accountant.

(e)Buyer and Seller will, and will cause their respective Representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Inventory Value and in the conduct of the review referred to in Section 3.2(c), including making available books, records, work papers and personnel.

(f)If the Final Inventory Value is less than the Inventory Target, Seller will pay to Buyer the amount of the shortfall. If the Final Inventory Value is more than the Inventory Target, Buyer will pay to Seller the amount of the excess. If the Final Inventory Value is equal to the Inventory Target, there will be no adjustment to the Purchase Price. Any such adjustment payment will be made within five Business Days after the Final Inventory Value has been determined by wire transfer by Buyer or Seller, as the case may be, of immediately available funds to an account of such other party as may be designated in writing by such other party.

3.3Distribution of the Purchase Price. At the Closing:

(a)Buyer will deliver by wire transfer of immediately available funds to Seller the Purchase Price, minus the Escrow Amount;

(b)Buyer will deliver by wire transfer of immediately available funds to the Escrow Agent the Escrow Amount to be held pursuant to the terms of the Escrow Agreement; and

(c)subject to the terms herein, Buyer will deposit with the Escrow Agent the Escrow Amount in accordance with the terms of the Escrow Agreement.

3.4Earnout.

(a)Quarterly Sales Reports. Within 30 days after the end of each calendar quarter and continuing for each subsequent quarter until the Earnout Payment is paid in full, Buyer (or its assigns in the event of a sale of Buyer’s assets and the Earnout Payment obligation is assigned) shall provide Seller with a detailed quarterly sales report detailing sales of the Products for the prior quarterly period.

(b)Payment Dispute. If Seller disagrees with the Earnout Report, Seller shall within thirty (30) days after receipt of such Earnout Report provide Buyer with a detailed comprehensive response to the Earnout Report detailing Seller’s proposed calculation of the Earnout Payment (“Seller’s Response”). Seller shall have full access to the relevant books and records of Buyer during regular business hours (and Buyer shall send electronic copies of the requested books and records to Seller), including historical financial information, to the extent that they relate to the determination of the revenue from the Products, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer. If Buyer disagrees with Seller’s Response, the parties shall submit the dispute to the Independent Accountant for final resolution of any Earnout Payment in accordance with the dispute resolution provisions set forth in Section 3.2(d)

(c)Change of Control; Discontinuation. If Buyer (i) sells all or substantially all of its assets (unless the buyer of the assets assumes the Earnout Payment obligation), (ii) sells all or substantially all of the Products and Brands in a single transaction (or series of related transactions), (iii) materially changes the chemical formulation of the Products (other than in response to regulatory, environmental or human health concerns, infringement claims, actual or potential legal claims or material change in the price of an ingredient) or (iv) voluntarily discontinues all of the Products or Brands (other than in response to an infringement claim, a product recall, regulatory, environmental or human health concerns, or any investigation, actual or potential legal claims or other legal process), at any time during which the Earnout Payment may be owed, Buyer will pay to Seller the sum of $1,500,000.00, less any Earnout Payments previously made under this Agreement.

3.5Purchase Price Allocation. The Purchase Price (which will include the Assumed Liabilities) will be allocated among the Purchased Assets and the covenants contained in Section 6.5, provided that the inventory shall be allocated within 10% of book value and no more than $50,000 shall be allocated to the restrictive covenants. Buyer will prepare an allocation (“Allocation Statement”) in accordance with Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate). Buyer will deliver the Allocation Statement to Seller no later than 30 calendar days following the Closing. Seller will notify Buyer of any objections to the Allocation Statement within 15 calendar days after Seller receives the Allocation Statement. If Seller does not notify Buyer of any objections to the Allocation Statement within such 15-calendar-day period, the Allocation Statement will be construed as final. If Seller notifies Buyer of an objection to the Allocation Statement by the end of such 15-calendar-day period, and Seller and Buyer are unable to resolve their differences within 15 calendar days thereafter, then the disputed items on the Allocation Statement will be submitted to the Independent Accountant for resolution, with the fees and expenses of the Independent Accountant paid one-half by Buyer and one-half by Seller, and the Independent Accountant will be instructed to deliver a finalized Allocation Statement as soon as possible. All Tax Returns of Seller and Buyer will be filed consistently with the information set forth on the Allocation Statement unless otherwise required by applicable Law. Seller and Buyer further agree to file IRS Form 8594 (and any corresponding form required to be filed by a state or local Taxing Authority) in a manner that is consistent with the information on the Allocation Statement. Seller and Buyer agree to promptly provide each other with any information necessary to complete such Tax Returns and IRS Forms 8594 (and any corresponding form required to be filed by a state or local Taxing Authority). Seller and Buyer will not take any position on a Tax Return, Tax proceeding or audit that is inconsistent with any information set forth on the Allocation Statement, except to the extent required otherwise by applicable Law.

3.6Accounts Receivable Post-Closing. Any payments received by Buyer after the Closing in respect of any of Seller’s Accounts Receivable will be held in trust by Buyer for the benefit of Seller and will be paid over to Seller promptly on receipt by Buyer. Buyer will promptly send Seller copies of all remittance advices and checks related to payments received by Buyer with respect to such items. Any payments received by Seller on or after the Closing Date in respect of any of Buyer’s Accounts Receivable will be held in trust by Seller for the benefit of Buyer and will be paid over to Buyer promptly on receipt by Seller. Seller will promptly send Buyer copies of all remittance advices and checks related to payments received by Seller with respect to such items. For a period of 180 calendar days following the Closing Date, each of Buyer and Seller will make its employees and any other necessary Third Party reasonably available as requested by the other party in order to assist with the collection of Accounts Receivable. After the expiration of such 180-calendar-day period, each of Buyer and Seller will be solely responsible for collecting, or for having a Third Party collect, its Accounts Receivable.

3.7Pre-Closing Deductions. Except to the extent assumed by Buyer under Section 2.3, Buyer will promptly deliver to Seller a copy of any and all remittance advices, invoices, bills or Claims received by Buyer on or after the Closing Date related Liabilities (including Liabilities due to delayed delivery, shortage of Products and any fines and/or charges related to the delivery of Products) related to the Purchased Assets or the operation of Seller’s business related to the Purchased Assets prior to the Closing Date (collectively, “Pre-Closing Deductions”). Seller will promptly pay to Buyer any amounts paid by Buyer to any Third Party (including amounts set-off by such Third Party against payments owed to Buyer) with respect to such Pre-Closing Deductions; provided, however, that, if Seller does not pay such amounts within 10 Business Days of Seller’s receipt of such remittances, advices, invoices, bills or Claims, Buyer, at Buyer’s sole and absolute discretion, may elect to deduct any amounts related to such Pre-Closing Deductions from the Escrow Amount, to the extent available.

3.8Accounts Payable Post-Closing. Any invoices or bills received by Buyer on or after the Closing Date with respect to Seller’s Accounts Payable will be delivered to Seller promptly on receipt by Buyer, and Seller will pay any such Accounts Payable to the appropriate Person. Any invoices or bills received by Seller on or after the Closing Date with respect to Buyer’s Accounts Payable will be delivered to Buyer promptly on receipt by Seller.

3.9Escrow. At the Closing, Buyer, Seller and the Escrow Agent will enter into the Escrow Agreement, pursuant to which Buyer will deliver the Escrow Amount to the Escrow Agent, to be held in escrow (“Escrow”) as provided in this Agreement and the Escrow Agreement. The Escrow Amount will be used, in accordance with the terms of this Agreement and the Escrow Agreement, to pay indemnity obligations of Seller in accordance with Article IX and Pre-Closing Deductions in accordance with Section 3.7. Subject to the terms of this Agreement and the Escrow Agreement, on the 18 month anniversary of the Closing Date, the Escrow Amount (plus all earnings on such Escrow Amount, less the aggregate amounts released from Escrow through such date in respect of Seller’s indemnification obligations under Article IX and Pre-Closing Deductions under Section 3.7, the amount of any such indemnification Claims or Pre-Closing Deductions resolved but remaining unpaid as of such date and any amounts with respect to other indemnification Claims against Seller under Article IX or Pre-Closing Deductions in accordance with Section 3.7 then pending) will be released to Seller. The amounts of any such indemnification obligations of Seller or Pre-Closing Deductions resolved but remaining unpaid will be released in accordance with the terms of this Agreement and the Escrow Agreement, and the amounts of any such other indemnification Claims against Seller or any Pre-Closing Deductions then pending will be released to Seller or Buyer in accordance with the terms of this Agreement and the Escrow Agreement.

3.10The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the electronic exchange of documents and signatures and will be effective as of 12:00 AM Pacific Time on October 1, 2019 or at such other time and date as the parties hereto agree in writing. The date on which (including the effective time at which) the Closing takes place is referred to herein as the “Closing Date.”

Article IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered schedules included in a Disclosure Schedule (the “Disclosure Schedule”), Seller hereby represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof:

4.1Organization; Foreign Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington, and has full corporate power and authority required to own, lease and operate its properties and the Purchased Assets and to carry on its business related to the Purchased Assets as presently conducted. Seller is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions set forth on Schedule 4.1, which includes each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the business related to the Purchased Assets.

4.2Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the Ancillary Agreements, and the other transaction documents contemplated hereby and thereby have been duly and validly authorized and no other proceedings on the part of Seller are necessary to authorize or consummate this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery hereof by Buyer) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and of general principles of equity.

4.3No Conflicts; Consents. The execution and delivery by Seller of, and the performance by Seller of its obligations under, this Agreement and the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of Seller’s Organizational Documents; (b) violate any Law applicable to Seller or the Purchased Assets; (c) violate, create a Default under, require any consent of or notice to any Third Party, or give to any Third Party any right of modification, acceleration or cancellation, or result in the creation of any Lien on any of the Purchased Assets pursuant to, any Contract or Permit to which Seller is a party or by which Seller or any of the Purchased Assets may be bound, affected or benefited; or (d) require any consent or approval of, registration or filing with, or notice to any Governmental Entity.

4.4Financial Information.

(a)True, correct and complete copies of the Financial Reporting Packages for the period commencing January 1, 2019 and ending on June 30, 2019 and the fiscal years ended December 31, 2018, December 31, 2017, and December 31, 2016 are attached hereto as Schedule 4.4(a). Each of the Financial Packages attached hereto as Schedule 4.4(a) (i) are true, correct and complete in all material respects and have been prepared in accordance with the books and records of Seller pertaining to the Purchased Assets, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the results of operations of Seller related to the Purchased Assets as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)True, correct and complete copies of the Sales Databases for the period commencing January 1, 2016 and ending on July 31, 2019 have been provided to Buyer through an electronic dataroom. Each of the Sales Databases attached hereto as Schedule 4.4(b) (i) are true, correct and complete in all material respects and have been prepared in accordance with the books and records of Seller pertaining to the Purchased Assets and (ii) fairly present, in all material respects, the sales of Seller related to the Purchased Assets as at the respective dates thereof, for the respective periods indicated therein and by the categories set forth therein.

(c)A true, correct and complete copy of the Transfer Pricing Information for the period commencing January 1, 2016 and ending on June 31, 2019 have been provided to Buyer through an electronic dataroom. The Transfer Pricing Information attached hereto as Schedule 4.4(c) (i) is true, correct and complete in all material respects and has been prepared in accordance with the books and records of Seller pertaining to the Purchased Assets and (ii) fairly presents, in all material respects, the purchase orders of Seller related to the Purchased Assets as at the respective dates thereof, for the respective periods indicated therein and by the categories set forth therein.

(d)True, correct and complete copies of the Monthly Promotional Reports for the period commencing January 1, 2016 and ending on June 31, 2019 have been provided to Buyer through an electronic dataroom. The Monthly Promotional Reports attached hereto as Schedule 4.4(d) (i) are true, correct and complete in all material respects and have been prepared in accordance with the books and records of Seller pertaining to the Purchased Assets and (ii) fairly presents, in all material respects, the Coupons, and Deductions of Seller related to the Purchased Assets as at the respective date thereof, for the respective periods indicated therein and by the categories set forth therein.

4.5No Undisclosed Liabilities. Seller does not have any Liability of any nature arising out of, relating to or affecting the Purchased Assets, whether accrued, absolute, contingent or otherwise, known or unknown and whether or not required by GAAP to be reflected on a balance sheet of Seller.

4.6Solvency. Seller is not insolvent, will not be rendered insolvent or be forced to seek protection from creditors as a result of any of the transactions contemplated by this Agreement. As used in this Section 4.6, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair market value of Seller’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Seller will (a) be able to pay its Liabilities as they become due in the usual course of its business, (b) not have unreasonably small capital with which to conduct its present or proposed business and (c) have assets (calculated at fair market value) that exceed its Liabilities. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities promptly in accordance with their terms.

4.7Title to Purchased Assets.

(a)Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any Liens other than the Permitted Liens.

(b)To Seller’s Knowledge, all of the Purchased Equipment is in good working order and repair, has been operated and maintained in the ordinary course of business of Seller and meets the requirements of customers of Seller with respect to the Purchased Assets. To Seller’s Knowledge, none of the Purchased Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Seller has not deferred maintenance of any Purchased Equipment in contemplation of the transactions contemplated by this Agreement or otherwise. On the Closing Date, Seller will convey to Buyer good and valid title to or valid license or leasehold interest in all of the Purchased Assets, free and clear of all Liens of any nature other than the Permitted Liens.

4.8Manufacture of Personal Property and Equipment. Schedule 4.8 sets forth (a) the Contracts entered into between Seller and the Third Parties that are engaged by Seller to manufacture Products and that own, lease, use or hold for use all parts, materials, molds, tools, tooling or any other tangible personal property owned, leased, used or held for use by a Third Party in connection with the manufacture of the Products and (b) to Seller’s Knowledge, all parts, materials, molds, tools, tooling or any other tangible personal property owned, leased, used or held for use by a Third Party that are used exclusively in connection with the manufacture of Products.

4.9Absence of Certain Changes. Since December 31, 2018:

(a)Seller has owned and used the Purchased Assets and has conducted the business related to the Purchased Assets only in the ordinary course of business consistent with past practices;

(b)there has not been any event, change, development or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(c)there has not been any material damage, destruction or casualty loss (whether or not insured against) affecting any of the Purchased Assets; and

(d)there has not been any revocation or termination or material curtailment or reduction, or any written notice of any threatened revocation or termination or material curtailment or reduction, of any Permits that relate to Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets.

4.10Taxes.

(a)Seller has timely filed all Tax Returns related to the Purchased Assets required to be filed by Seller. All such Tax Returns were true, correct and complete in all material respects when filed or made and are still true, correct and complete in all material respects. To Seller’s Knowledge, there are no pending audits with respect to such Tax Returns. Seller has accrued on its books all Taxes accruing on or with respect to the Purchased Assets which are presently payable. All Taxes which are due and payable by Seller have been paid in full. To the extent required by applicable Law, all such amounts have been paid to the proper Governmental Entity.

(b)To Seller’s Knowledge, no Claim has ever been made by an authority in writing in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets.

(c)To Seller’s Knowledge, neither Seller nor any director, or officer (or employee responsible for Tax matters) of Seller expects any Taxing Authority to assess any additional Taxes with respect to the Purchased Assets for any period for which Tax Returns have been filed.

(d)There is no dispute or Claim concerning any Tax Liability with respect to the Purchased Assets either (i) claimed or raised by any Taxing Authority in writing or (ii) as to which Seller or the directors, managers and officers (and employees responsible for Tax matters) of Seller has knowledge based on personal contact with any agent of such Taxing Authority.

(e)Seller has not waived any statute of limitations in respect of Taxes related to the Purchased Assets or agreed to any extension of time with respect to a Tax assessment or deficiency related to the Purchased Assets, in each case which has continuing effect.

(f)Seller (i) has not been a member of any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local, or foreign Law and (ii) has no Liability for the Taxes of any Person under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract or otherwise.

4.11Intellectual Property.

(a)Intellectual Property Assets. Schedule 4.11(a) contains a correct, current and complete list of all: (i) Intellectual Property Registrations and specifying as to each, as applicable, the jurisdiction by or in which such Intellectual Property Registration has been issued or registered or in which an application for such issuance or registration has been filed and is pending; the application serial number; the application date; the registration or issuance number, if applicable; and the registration or issuance date, if applicable, and (ii) Intellectual Property Assets that are not registered but that are material to the operation of Seller’s business related to the Purchased Assets as currently conducted, formerly conducted or proposed to be conducted or are otherwise material to the Brands or current or planned Products and including, in each case, a brief description of the Intellectual Property, and (iii) to the extent not already set forth on Schedule 4.11(a), a general description of the formulas, recipes, processes, and batching instructions to manufacture the current and planned Products. All of the items set forth on Schedule 4.11(a) constitute Intellectual Property Assets.

(b)Registration Formalities. Except as set forth on Schedule 4.11(b), all required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Intellectual Property Registrations are in good standing. Seller has provided Buyer with true and complete copies of all file histories, Documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations that are material and in Seller’s possession.

(c)Right to Use; Title.

(i)Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to Intellectual Property Assets, including the Intellectual Property Registrations and all formulas, recipes, processes, and batching instructions to manufacture the current and planned Products. Except as set forth on Schedule 4.11(c)(i), Seller is the record owner of all Intellectual Property Registrations contained in the Intellectual Property Assets and Seller has the valid right pursuant to a written agreement to use all other Intellectual Property used or held for use in or necessary for the conduct of Seller’s business related to the Purchased Assets as currently conducted, formerly conducted or proposed to be conducted or otherwise related to the Brands or the current or planned Products, in each case, free and clear of all Liens.

(ii)The Intellectual Property Assets and Licensed Intellectual Property constitute all of the Intellectual Property necessary to operate Seller’s business related to the Purchased Assets as presently conducted, formerly conducted or proposed to be conducted. The Intellectual Property Assets include all of the Trademarks and Trade Secrets owned by Seller necessary for the continued conduct of the business related to the Purchased Assets after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the Trademarks and Trade Secrets owned by Seller necessary to conduct the business related to the Purchased Assets as currently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of Seller’s business related to the Purchased Assets as currently conducted, formerly conducted, or proposed to be conducted or related to the Brands or current or planned Products.

(d)Employee and Consultant Agreements. Seller has entered into binding, written agreements with every current and former employee and independent contractor of Seller who is or was involved in the creation of any of the material Intellectual Property Assets related to the current or planned Products, whereby such employees and independent contractors: (A) enter into an enforceable Contract with Seller whereby such employee or contractor acknowledges that all Intellectual Property created by such employee or contractor in connection with his, her or its employment or engagement with Seller is a “work-made-for-hire,” as applicable, and assigns to Seller any ownership interest and right he, she or it may have in the Intellectual Property Assets; and (B) acknowledge Seller’s exclusive ownership of the Intellectual Property Assets. Seller has provided Buyer with true and complete copies of all such Contracts.

(e)Validity and Enforceability. Seller’s rights in the Intellectual Property Registrations are, and, to Seller’s Knowledge, Seller’s rights in all other Intellectual Property Assets are, valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)Patent Claims. No patent applications are included in the Intellectual Property Assets.

(g)Non-Infringement.

(i)The conduct of Seller’s business related to the Purchased Assets as currently and formerly conducted and proposed to be conducted, and the products, processes and services of Seller’s business related to the Purchased Assets, including the Intellectual Property Assets and Licensed Intellectual Property as currently or formerly owned, licensed or used by Seller or the current and planned Products, have not infringed, misappropriated, diluted or otherwise violated, and do not, infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person.

(ii)To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets. Seller has taken reasonable steps to police the use of and enforce its rights in the Intellectual Property Assets.

(h)Intellectual Property Legal Proceedings and Orders. There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (A) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with Seller’s business related to the Purchased Assets or the Intellectual Property Assets; (B) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets or Licensed Intellectual Property; or (C) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(i)Social Media.

(i)Schedule 2.1(b) contains a correct, current and complete list of all social media accounts that are included in the Purchased Assets and are used by Seller in the conduct of Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets (the “Media Accounts”). Seller has provided Buyer with all login identification, account IDs, user names, handles, passwords and other relational information associated with the Media Accounts used by Seller in the conduct of Seller’s business related to the Purchased Assets.

(ii)Seller has complied in all material respects with all terms of use, terms of service and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites or services in the conduct of Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets (collectively, “Platform Agreements”).

(iii)There are no Legal Proceedings, audits or investigations settled, pending or to Seller’s Knowledge threatened alleging (A) any breach or other violation of any Platform Agreement by Seller; or (B) defamation, any violation of publicity or privacy rights of any Person or any other violation by Seller in connection with its use of social media in the conduct of Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets.

(j)Personal Information. At all times during the operation of Seller’s business related to the Purchased Assets, Seller and, to Seller’s Knowledge, any Person acting on behalf of Seller, has provided accurate notice of its privacy practices on all of its websites included in the Purchased Assets. No such notice has contained any material omissions of the Privacy Policies. The current privacy policies for Seller’s websites listed on Schedule 2.1(b) are set forth on Schedule 4.11(j) (collectively, the “Privacy Policies”). The Seller’s privacy practices related to Personal Information conform, and at all times during the operation of Seller’s business related to the Purchased Assets, have conformed, in all material respects to the Privacy Policies and to Seller’s contractual commitments. To Seller’s Knowledge, Seller has complied in all material respects with all applicable Laws relating to (i) the privacy of users of the Seller’s websites, and (ii) the collection, use, storage and disclosure of any Personal Information. Except as required to process a transaction, Seller has not disclosed, nor has any obligations to disclose, any Personal Information to any third party that would violate Seller’s obligations under the Privacy Policies. Neither this Agreement nor the transactions contemplated by this Agreement will violate the Privacy Policies as they currently exist or, to Seller’s Knowledge, as they existed at any time during which any of the Personal Information was collected or obtained by Seller. Seller has established and implemented policies, programs and procedures that are commercially reasonable to protect the confidentiality, integrity and security of Personal Information in its possession, custody or control against unauthorized access, use, modification disclosure or other misuse.

(k)Intellectual Property Agreements.

(i)Set forth on Schedule 4.11(k)(i) is a correct, current and complete schedule of all Intellectual Property Agreements, including the date, title and parties for each agreement (or, if such Intellectual Property Agreement is unwritten, an accurate summary of its terms), and, with respect to any Intellectual Property Agreements pursuant to which Seller is the licensee or otherwise permitted to use a Third Party’s Intellectual Property, the Licensed Intellectual Property that relates to such Intellectual Property Agreements. Each Intellectual Property Agreement is in full force and effect and is a valid and binding obligation on Seller, and, to the Knowledge of Seller, the other parties thereto, enforceable against Seller and the other parties thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and of general principles of equity. Seller has delivered to Buyer prior to the Closing Date accurate and complete copies of all Intellectual Property Agreements (or in the case of any oral agreements, a complete and accurate written description), including all modifications, amendments and supplements thereto and waivers thereunder. The Intellectual Property Agreements constitute all of the Contracts that are required to operate Seller’s business related to the Purchased Assets as presently conducted, formerly conducted or proposed to be conducted and to own, use or hold for use the Purchased Assets. Seller has not received notice of the termination of, or intent to terminate or otherwise fail to fully perform any Intellectual Property Agreement and otherwise has no reason to believe or not believe that the parties to any Intellectual Property Agreement will not fulfill their obligations thereunder in all material respects.

(ii)None of the payments required under the Intellectual Property Agreements have been pre-billed or prepaid prior to the due date thereof, Seller is not in possession of any retainer or other prepayment which represents compensation for services not yet performed and there is not any Default in performance or payment by Seller, or to the Knowledge of Seller, any party thereto.

(iii)Seller has not received any notice of dispute, and is not aware of any basis for any dispute, related to any Intellectual Property Agreement.

(iv)With respect to the Intellectual Property Agreements, Schedule 4.11(k)(i) lists which Intellectual Property Agreements, if any: (A) are with Affiliates of Seller, (B) are with any Governmental Entity and (C) in which Seller has granted any exclusive rights.

(v)Seller is not, nor has Seller received any notice from any Third Party alleging that it is, or, to the Knowledge of Seller, no Third Party is, in breach, default or violation (each a “Default”) (and no event has occurred or not occurred through Seller’s inaction or, to the Knowledge of Seller, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would constitute a Default) of any term, condition or provision of any Intellectual Property Agreement.

4.12Litigation.

(a)There is no Claim or Legal Proceeding (i) in connection with Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets or Seller’s ownership or operation thereof; (ii) to restrain or prevent the consummation of the transactions contemplated hereby or (iii) that, to Seller’s Knowledge, might affect the right of Buyer to own and operate the business related to the Purchased Assets or otherwise own the Purchased Assets, nor, to Seller’s Knowledge, is there any basis for any of the foregoing. Neither Seller nor any officer or employee of Seller has been permanently or temporarily enjoined by any Order of any Governmental Entity from engaging in or continuing any conduct or practice in connection with Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets nor is Seller, or any officer or employee of Seller, under any investigation related to Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets by any Governmental Entity.

(b)There are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Purchased Assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

4.13Compliance with Laws; Permits.

(a)Seller is and has been for the past five years in compliance in all material respects with all Laws applicable to it in connection with the conduct or operation of Seller’s business related to the Purchased Assets and the ownership or use of the Purchased Assets. Schedule 2.1(f) sets forth all Permits held by Seller with respect to the Purchased Assets. The Permits listed on Schedule 2.1(f) constitute all Permits that are required in order for Seller to own, lease, use and operate the Purchased Assets and Schedule 4.13(a) constitute all Permits that are required for Seller to carry on Seller’s business related to the Purchased Assets as currently conducted, and Seller has, maintains in full force and effect, and has been and is in full compliance with, all such Permits.1 There is no basis for the revocation, lapse, suspension, limitation or withdrawal of any Permit, either as a consequence of the transactions contemplated hereby or otherwise. All of the Permits are transferable to Buyer pursuant to their terms and applicable Law.

[1]

Note that Seller has other Permits (reseller’s permit, master business license…etc.) which are not listed on Schedule 2.1(f) as they are not being sold and cannot be transferred. However, these permits are required for the operation of Seller’s business.

(b)None of the Products have required registration with any Governmental Entity under FDA Laws, FTC Laws, or similar Laws in any foreign jurisdiction. Each Product has been developed, manufactured, marketed, sold and distributed in compliance in all material respects with all Laws (including to the extent applicable, those relating to investigational use, pre-market clearance or marketing approval to market a Product, CGMP good manufacturing practices, labeling, advertising, record keeping, filing of reports and security). Seller has not received any notice or other communication from the FDA, FTC, or any other Governmental Entity (i) contesting the uses of or the labeling and promotion of any Products or (ii) otherwise alleging any violation applicable to any Product of any Laws.

(c)No Product is under consideration by senior management of Seller for recall, withdrawal, suspension, seizure or discontinuance, nor has any Product been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by Seller in the United States or outside the United Sates (whether voluntarily or otherwise) in each case since January 1, 2015.

4.14Environmental Matters. There are no Claims pending or, to Seller’s Knowledge, threatened against Seller or any of the Purchased Assets or the business of Seller related to the Purchased Assets under or relating to Environmental Laws including those that involve or relate to Environmental Conditions, Environmental Noncompliance or Seller’s Release, use, disposal or arranging for disposal of any Hazardous Materials on any real property or facility currently or formerly owned, leased or used by Seller. To Seller’s Knowledge, there are no Hazardous Materials that have been Released by Seller in violation of Environmental Laws or are being stored or are otherwise present on or under any real property or facility currently or formerly owned, leased or used by Seller in violation of Environmental Laws. To Seller’s Knowledge, Seller is and has at all prior times otherwise been in, compliance in all material respects with all applicable Environmental Laws. Seller has not assumed, contractually or, to Seller’s Knowledge, by operation of Law, any liabilities or obligations under any Environmental Laws. Seller complies with and has complied at all times with Environmental Laws with respect to the use, storage and disposal of Hazardous Materials in the performance of services to customers of Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets.

4.15Affiliate Transactions.

(a)There are no Contracts related to the Purchased Assets between Seller and (i) its stockholders, (ii) any present or former officer, director, or employee of Seller, (iii) any Affiliate of Seller or (iv) immediate family member or relative of the individuals described in Sections 4.15(a)(i) through 4.15(a)(iii).

(b)Schedule 4.15(b) sets forth a list of all Persons engaged in a business competing with the Purchased Assets or Seller’s business related to the Purchased Assets with which, to Seller’s Knowledge, any Affiliate of Seller has an equity interest, is employed as an employee or contractor, or otherwise has a Contract.

4.16Major Suppliers and Customers.

(a)Set forth on Schedule 4.16(a) is a list of (i) all suppliers of Seller in connection with Seller’s operation of its business related to the Purchased Assets (each, a “Material Supplier”) and (ii) the 10 largest customers per Brand (including distributor and reseller customers) (each, a “Material Customer”), each for the most recent fiscal year and the period commencing January 1, 2019 and ending on July 31, 2019, and Schedule 4.16(a) sets forth for each Material Supplier and Material Customer the dollar amount attributable to such Material Supplier or such Material Customer for such fiscal year and the period commencing January 1, 2019 and ending on July 31, 2019.

(b)In the past 12 months, no Material Supplier or Material Customer (i) has stopped or materially decreased or (ii) has provided notice to Seller that it intends to stop or materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing materials, products or services from (including the discontinuation of any Products or the reduction of the number of its stores selling any Products), or supplying materials, products or services to, Seller or a Third Party on behalf of Seller. No termination, cancellation or limitation of, or any material modification or change in, the business relationships (including product pricing and payment terms) with any Material Supplier or Material Customer has occurred. No Material Supplier or Material Customer has indicated that it will, nor to the Knowledge of Seller does such Material Supplier or Material Customer intend to, (w) terminate its relationship with Seller or a Third Party related to the Products, (x) materially change the price or terms of its transactions related to the Products, (y) materially reduce the level of its purchases from or sales to Seller or a Third Party on behalf of Seller related to the Products or (z) discontinue any Products or reduce the number of stores selling any Product.

(c)The current suppliers and service providers of Seller provide sufficient materials and services for the operation of Seller’s business related to the Purchased Assets, and the Contracts governing such business relationships with such suppliers and service providers are set forth on Schedule 4.16(c).

4.17Product Liability and Warranty.

(a)The Products that Seller is developing, manufacturing, having manufactured by a Person other than Seller, marketing, selling and distributing as of the Closing Date are listed on Schedule 1.1. Any products that Seller (i) has ever previously developed, manufactured, marketed, sold or distributed in connection with the Purchased Assets, and (ii) no longer develops, manufactures, markets, sells or distributes are listed on Schedule 4.17(a). Each Product is and has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller does not have any Liability (and, to Seller’s Knowledge, there is no basis for any present or future Claim or Legal Proceeding against Seller or Buyer on or after the Closing Date) or other Damages in connection therewith. No Product manufactured by or for, marketed, sold, delivered, or provided or distributed by Seller is subject to any guaranty, warranty or other indemnity beyond applicable Law and the applicable standard terms and conditions of sale.

(b)Seller does not have any Liability and there is no basis for any present or future Claim or Legal Proceeding against Seller or Buyer, giving rise to any Liability, arising out of any injury to any Person or property as a result of the ownership, possession or use of a Product manufactured by or for, marketed, sold, delivered, or provided or distributed by Seller.

(c)Seller’s warranties exclude all warranties provided by Contract Manufacturers. Seller passes back to the Contract Manufacturers all Products that are covered by that Contract Manufacturer warranty, and Seller has no Liability therefor.

4.18Inventory. Schedule 2.1(a) contains a complete and accurate list of all Purchased Inventory and a description thereof, including the UPCs and SKU numbers for each item of Purchased Inventory. All such Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Purchased Inventory is owned by Seller free and clear of all Liens except for the Permitted Liens. The quantities of each item of Purchased Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

4.19Brokers. Other than ACT Capital Advisors, LLC, whose fees and commissions will be paid solely by Seller, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Seller that might be entitled to any fee or commission from Seller, Buyer or any of their respective Affiliates on consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements.

4.20Foreign Corrupt Practices Act. Neither Seller nor, to the Knowledge of Seller, any of its Affiliates, directors, officers, agents or employees, for or on behalf of Seller, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made, authorized, promised or offered to make any unlawful payments of money or other things of value to foreign government officials or employees or related parties, or to foreign political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) knowingly made any other payments in violation of Law.

4.21Export Controls. Seller does not and has not conducted business in any jurisdiction other than the U.S. Seller does not and has not conducted any activities in connection with the operation of Seller’s business related to the Purchased Assets or otherwise related to the Purchased Assets that would cause Seller to be subject to (i) U.S. export, re-export, or anti-boycott Laws, including the Export Administration Regulations, or U.S. economic sanctions Laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control or (ii) any other import and export controls in other countries. There are no pending or, to the Knowledge of Seller, threatened inquiries, investigations, enforcement actions, voluntary disclosure or other Claims against Seller related to Seller’s conduct of its business related to the Purchased Assets or otherwise related to the Purchased Assets with respect to import or export matters.

Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby represent and warrant to Seller that the statements contained in this Article IV are true and correct as of the date hereof:

5.1Organization. Buyer and Parent are each a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, and each of Buyer and Parent has all requisite corporate power and authority required to own, lease and operate its respective properties and to carry on its respective business as presently conducted.

5.2Authorization. Each of Buyer and Parent has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which either of Buyer or Parent is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which either of Buyer or Parent is a party have been duly and validly authorized, and no other proceedings on the part of Buyer or Parent are necessary to authorize or consummate this Agreement, the Ancillary Agreements to which either of Buyer or Parent is a party, or the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Buyer and Parent, and (assuming the due authorization, execution and delivery hereof by Seller) constitutes the legal, valid and binding obligation of each of Buyer and Parent, enforceable against each of Buyer and Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and of general principles of equity.

5.3No Conflicts; Consents. The execution and delivery by each of Buyer and Parent of, and the performance by each of Buyer and Parent of their respective obligations under, this Agreement and the Ancillary Agreements, and the consummation by each of Buyer and Parent of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of Buyer’s or Parent’s Organizational Documents; (b) violate any Law applicable to Buyer Parent; (c) violate, create a Default under, require any consent of or notice to any Third Party pursuant to any Contract to which Buyer or Parent is a party or by which Buyer or Parent may be bound, affected or benefited, in each case that would affect either of Buyer’s or Parent’s ability to complete the transactions contemplated by this Agreement; or (d) require any consent or approval of, registration or filing with, or notice to any Governmental Entity.

5.4Legal Proceedings. There are no Claims pending, or to the knowledge of Buyer or Parent, threatened, against Buyer or Parent seeking to prevent or to challenge the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Buyer or Parent from complying with the terms and provisions of this Agreement or any Ancillary Agreement.

5.5Brokers. There is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Buyer or Parent that might be entitled to any fee or commission from Seller, Buyer, Parent or any of their respective Affiliates on consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Article VI.
COVENANTS

6.1Preservation of Records. Seller and Buyer agree that both of them will preserve and keep the records held by them or their Affiliates relating to the Purchased Assets for a period of five years from the Closing Date and will make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any Legal Proceedings against Seller or Buyer or any of their respective Affiliates or in order to enable Seller or Buyer to comply with their respective obligations under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby. If Seller or Buyer wishes the other party to keep such records after that time, such party will first give 90 calendar days’ prior written notice prior to expiration of the five year period to the other and such other party will have the right at its option and expense, on prior written notice given to such party within that 90 calendar day period, to turn over possession of the records within 180 calendar days after the date of such notice.

6.2Public Announcements. Neither party hereto will issue any press release or make any public statement with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby without the prior written consent of the other party hereto, except as may be required by applicable Law, including the rules of any applicable stock exchange.

6.3Confidentiality. Seller will, and will cause its Affiliates and Representatives (collectively with Seller, the “Recipients”) to, keep confidential any information relating to the Purchased Assets, this Agreement, the Ancillary Agreements and the transactions contemplated hereunder and thereunder, except for any such information that (a) is available to the public on the Closing Date, (b) thereafter becomes available to the public other than as a result of a disclosure by a Recipient, (c) is or becomes available to a Recipient on a non-confidential basis from a source that to such Recipient’s knowledge is not prohibited from disclosing such information to Recipient by a legal, contractual or fiduciary obligation to any other Person, or (d) may be disclosed pursuant to Section 6.2. If a Recipient is required to disclose any such information in response to an Order or as otherwise required by Law, it will inform Buyer in writing of such request or obligation as soon as reasonably possible after Recipient is informed of it and, if possible, before any information is disclosed, so that a protective Order or other appropriate remedy may be obtained by Buyer (at its sole cost and expense). If such Recipient is obligated to make such disclosure, it will only make such disclosure to the extent to which it is so obligated, but not further or otherwise. The confidentiality restrictions set forth in this Section 6.3 will expire on the fifth anniversary of the Closing Date.

6.4Use of Names. Buyer and its Affiliates will have the sole right to the use of the Seller Marks, and Seller will not, and will not permit any Affiliate of Seller to, use such Seller Marks or any variation or simulation thereof.

6.5Restrictive Covenants.

(a)For the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, Seller will not, and will not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any business in the United States and Canada (the “Territory”) that is directly competitive with the business of designing, manufacturing, distributing, marketing and/or selling the Products or the Brands (the “Competitive Business”); (ii) have an ownership interest in any Person that engages directly or indirectly in the Competitive Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of Seller in connection with the Purchased Assets (including any existing or former client or customer of Seller, or any other Person who has a material business relationship with Seller in connection with the Purchased Assets, to terminate or modify any such actual or prospective relationship with Buyer in connection with the Purchased Assets). Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)Seller acknowledges that the covenants of Seller set forth in this Section 6.5 are an essential element of this Agreement and that any breach by Seller of any provision of this Section 6.5 will result in irreparable injury to Buyer. Seller acknowledges that in the event of such a breach, in addition to all other remedies available at Law, Buyer will be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other Damages as may be appropriate. Seller has independently consulted with its own counsel and after such consultation agrees that the covenants set forth in this Section 6.5 are reasonable and proper to protect the legitimate interest of Buyer.

(c)If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.5 are unreasonable, it is the intention and the agreement of the parties hereto that these provisions will be construed by the court in such a manner as to impose only those restrictions on Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement, and specifically if any provision of this Section 6.5 is, for any reason, held to be invalid or unenforceable, the parties hereto agree that the court or arbitral panel making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.5 will be enforceable as so modified. In the event such court or arbitral panel does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(d)Seller acknowledges that enforcement of the restrictive covenants in this Section 6.5 would not impose an undue financial, personal, or professional burden or hardship on Seller, and that enforcement of such restrictive covenants would not constitute a violation of public policy.

6.6Further Assurances. Buyer and Seller will, and will cause their respective Affiliates to, (a) execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to (i) carry out the provisions hereof and (ii) give effect to the transactions contemplated by this Agreement and the Ancillary Agreements and (b) make available any financial statements and financial records and provide reasonable access to any personnel of any Third Party, including any accounting firm, involved with the preparation of such financial statements and financial records, as may be reasonably required in connection with any disclosures required to be made by a Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

6.7Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales notification, bulk transfer notification or similar notification Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales notification, bulk transfer notification or similar notification Laws of any jurisdiction will be treated as Excluded Liabilities. Any transfer Taxes that may apply by reason of engaging in what is deemed a “bulk sale” itself are not waived, and the parties agree to pay any such Taxes in accordance with Section 8.1.

6.8Transition Assistance. Seller will use its commercially reasonable efforts (at no additional cost to Buyer) to (a) have the domain name registrations KIDSNPETSBRAND.COM and MESSYPET.COM transferred to Buyer within five (5) Business Days after the Closing Date, (b) assist Buyer with the receipt and fulfillment of customer orders for Products, and the ongoing production and distribution of Products, in each case through December 31, 2019, (c) assist Buyer with the notification and transition of customers, manufacturers and suppliers through the later of (i) December 31, 2019 or (ii) obtaining all consents for contracts listed under Schedule 4.3 , (d) assist Buyer with the administration of all Purchased IP Contracts to Buyer through December 31, 2019 and (e) assist with accounting and the closing and settlement of financial books and records related to the Purchased Assets through January 15, 2020. In the event Seller’s personnel are required to travel to fulfill their obligations under this Section, all reasonable travel expenses as well as room and board shall be paid by Buyer.

6.9Home Depot. Notwithstanding the fact that Buyer is not purchasing any Contracts between Seller and Home Depot U.S.A., Inc. (“Home Depot”), or any Affiliates of Home Depot pursuant to this Agreement, Seller will, following the Closing, continue to fulfill orders for Products pursuant to the terms of any existing Contract between Seller and Home Depot and will remit the proceeds of any such sales to Home Depot to Buyer promptly upon receipt by Seller. Seller’s obligations pursuant to this Section 6.9 shall continue until such time as Buyer and Home Depot execute a Contract for the sale of Products on terms satisfactory to Buyer. For purposes of clarity, (i) Seller will not be expected to indemnify Buyer for any liability arising solely as a result of Buyer’s actions, after the Closing, if any, directly under the Home Depot Supplier Agreement; provided that it is not anticipated that Buyer will perform under the Home Depot Supplier Agreement and (ii) Buyer will have no liability for actions taken by Seller, before or after the Closing, in connection with the Home Depot Supplier Agreement.

Article VII.
CLOSING DELIVERIES

7.1Deliveries by Seller. At the Closing, Seller will have delivered, or caused to be delivered, to Buyer the following;

(a)executed copies of all consents, waivers, approvals and authorizations that are listed on Schedule 4.3, in each case in form and substance reasonably satisfactory to Buyer;

(b)the name of the administrator, operator and owner of each of the following: (i) the Purchased IP Contracts, and (ii) the Toll-Free Telephone Numbers, and such person’s email address and password, if applicable;

(c)a counterpart signature page, duly executed by Seller, to each of the following Ancillary Agreements:

(i)the Intellectual Property Assignments;

(ii)the Assignment and Assumption Agreement;

(iii)the Bill of Sale;

(iv)the Escrow Agreement; and

(v)the License Agreement;

(d)evidence of the release of all Liens relating to the Purchased Assets other than Permitted Liens, in form and substance reasonably satisfactory to Buyer;

(e)Non-Competition Agreement, duly executed by John Latta, in form and substance reasonably satisfactory to Buyer;

(f)Either an assignment of the Contract Production Agreement or a new Contract Production Agreement or similar agreement, duly executed by ChemRite CoPac, Inc. in form and substance reasonably satisfactory to Buyer; and

(g)such other customary instruments of transfer, assumption, filings or documents in a form and substance reasonably satisfactory to Buyer, as may be required to consummate the transactions contemplated hereby.

7.2Deliveries by Buyer. Buyer will have delivered, or caused to be delivered, to Seller the following:

(a)The Purchase Price, as adjusted.

(b)a counterpart signature page, duly executed by Buyer, to each of the following Ancillary Agreements:

(i)the Intellectual Property Assignments;

(ii)the Assignment and Assumption Agreement;

(iii)the Bill of Sale;

(iv)the Escrow Agreement; and

(v)the License Agreement;

(c)such other customary instruments of transfer, assumption, filings or documents in a form and substance reasonably satisfactory to Seller, as may be required to consummate the transactions contemplated hereby.

Article VIII.
TAXES

8.1Transfer Taxes. Seller and Buyer will each be responsible for 50% of any and all sales, use, stamp, documentary, filing, recording, transfer, income, bulk sales, value added, goods and services, registration or similar Taxes as levied by any Governmental Entity in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The parties will use their respective commercially reasonable efforts, and cooperate with each other, to obtain any sales Tax or other Tax exemptions applicable to the purchase and sale of the Purchased Assets or any other action contemplated hereby. The party responsible for filing any Tax Return with respect to Transfer Taxes will, at its own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation after a reasonable opportunity to review and approve such Tax Returns and other documentation before they are required to be filed.

8.2Allocation of Taxes.

(a)Seller will be liable for and will pay to discharge when due (i) all Taxes relating directly or indirectly to the Purchased Assets that are attributable to any taxable period or portion thereof ending before the Closing Date. Seller will cause any applicable Tax Return required to be filed with respect to any Taxes described in this Section 8.2(a) to be prepared and duly and timely filed.

(b)With respect to Taxes relating directly or indirectly to the Purchased Assets that are attributable to a taxable period that begins before the Closing Date and ends on or after the Closing Date (a “Straddle Period”): in the case of Taxes imposed on a periodic basis, the portion of any such Tax that is attributable to the portion of the period ending before the Closing Date will be considered to equal the amount of such Taxes for the entire taxable period, multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period that ends on the Closing Date and the denominator of which is the number of days in the entire taxable period (provided, however, that if the Tax is based on a valuation that pertains to a Tax period other than that in which the Closing Date occurs, such proration will be recalculated at such time as actual Tax bills for such period are available, and Buyer and Seller will cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same). For purposes hereof, Taxes attributable to any period or portion thereof ending before the Closing Date will include sales, use, value added, goods and services and similar Taxes imposed on sales or gross receipts that accrue or are received prior to the Closing Date, and Taxes attributable to the ownership of property during the period before the Closing Date. All other Taxes will be apportioned between Seller and Buyer on the assumption that the applicable Tax period ended on the Closing Date. The party responsible under applicable Law for filing Tax Returns required to be filed with respect to any Taxes described in this Section 8.2(b) and not described in the immediately preceding sentence (the “Straddle Period Return”) will cause such Tax Returns to be prepared and duly and timely filed. Such Tax Returns will be true, correct and accurate in all material respects. For each Straddle Period Return, each of Buyer and Seller will deliver to the other party, for its review and comment no less than 45 calendar days prior to the applicable filing deadline (taking into account applicable extensions), a copy of the draft return (with copies of any relevant schedules, work papers and other documentation then available). At least 30 calendar days prior to the due date for the filing of such return (including extensions), each of Buyer and Seller will notify the other party in writing of any objections to any items set forth on such returns, and the parties will address these objections in accordance with Section 8.2(f).

(c)Except as otherwise set forth in this Agreement, to the extent any refunds or credits with respect to Taxes paid by either Buyer or Seller with respect to the Purchased Assets are attributable to taxable years or a portion thereof ending before the Closing Date, such refunds or credits, less either party’s reasonable expenses of obtaining such refunds or credits, will belong to Seller. Except as provided in the immediately preceding sentence, to the extent that any refunds or credits with respect to Taxes paid by either Buyer or Seller with respect to the Purchased Assets are attributable to taxable years or a portion thereof commencing on or after the Closing Date, such refunds or credits, less either party’s reasonable expenses of obtaining such refunds or credits, will belong to Buyer. Each of Buyer and Seller will equitably apportion any refund or credit, net of expenses of obtaining such refunds or credits, with respect to Taxes for any Straddle Period in a manner consistent with the principles set forth in Section 8.2(b). Each of Buyer and Seller will forward to the other party or reimburse the other party for the amount of such refunds or credits belonging to the other party under this Section 8.2(c) within 30 calendar days after receipt thereof by either Buyer or Seller (as the case may be) (provided that for such purpose, a credit will be deemed received on the due date for the Taxes it is actually applied against).

(d)Without the review and consent of the other party (which consent may not be unreasonably withheld, conditioned or delayed), neither Buyer or Seller nor any of their respective Affiliates will file or make a formal or informal Claim for refund or file any amended Tax Returns attributable to the Purchased Assets for any Straddle Period.

(e)Tax Claims.

(i)In case of any Claim, audit, investigation, court proceeding or other dispute with respect to any Tax matter that affects the Purchased Assets (a “Tax Claim”) that, if successful, might result in an indemnity payment under Article IX, Buyer will notify Seller of such Claim no later than ten Business Days after written notice of such Tax Claim is received by Buyer; provided, however, that the failure to provide timely notice will not affect Buyer’s right to indemnification hereunder except to the extent that Seller is actually prejudiced thereby.

(ii)With respect to any Tax Claim relating to (A) Taxes attributable to (1) the applicable Excluded Assets for any and all periods or (2) the Purchased Assets, in each case, for any and all periods ending before the Closing Date; or (B) any other Taxes for which Seller might be entirely liable, then Seller will have the right (but not the duty) to control any resulting proceedings and to determine whether and when to settle any such Claim, assessment, or dispute.

(iii)Buyer and Seller will jointly control and participate in all proceedings in connection with (A) any Tax Claim relating to Taxes for any Straddle Period and (B) any Tax Claim that may result in a Liability for both parties. The costs incurred by Buyer and Seller in connection with such proceedings will be borne by the parties in proportion to their Liability for the Taxes asserted in the Tax Claim. Neither Buyer nor Seller will settle or compromise any such Tax Claim without the prior written consent of the other, which consent will not be unreasonably withheld, conditioned or delayed.

(iv)Except as otherwise provided in this Section 8.2, Buyer will control all proceedings with respect to Tax Claims attributable to the Purchased Assets for any taxable year or period beginning on or after the Closing Date.

(v)This Section 8.2 will govern with respect to any Tax matter.

(f)If Buyer and Seller disagree as to the amount of Taxes for which each is liable under this Agreement, Buyer and Seller will promptly consult each other in an effort to resolve such dispute. If any such dispute cannot be resolved within 15 calendar days after the initial date of consultation, then each party will deliver simultaneously to the Independent Accountant such work papers and other reports and information relating to the disputed matter(s) as the Independent Accountant may request and will be afforded the opportunity to discuss the disputed matter(s) with the Independent Accountant. The Independent Accountant will have 30 calendar days to carry out its review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the Independent Accountant’s determination of the prevailing party in any such disputed matter that provides the Independent Accountant’s reasons for and an explanation of such determination), which determination will be final and binding on Buyer and Seller. The fees, costs and expenses of the Independent Accountant’s review and report will be borne by the party whose estimate of the amount of Taxes for which each party is liable differs most from the amount of Taxes for which the Independent Account determines each party is liable.

(g)Buyer and Seller further agree, on request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

8.3Cooperation on Tax Matters. Buyer and Seller will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, protest, litigation or other proceeding with respect to Taxes related to the Purchased Assets. Such cooperation will include the retention and (on the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer will (a) retain all books and records with respect to Tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller will allow Buyer to take possession of such books and records.

Article IX.
INDEMNIFICATION

9.1Survival. The representations and warranties of Seller contained in this Agreement, and all Claims with respect thereto, will survive the Closing Date until 18 months thereafter; provided, however, that: (a) the representations and warranties set forth in Section 4.1 (Organization; Foreign Qualification), Section 4.2 (Authorization), Section 4.7(a) (Title to Purchased Assets), and Section 4.19 (Brokers) will survive in perpetuity, (b) the representations and warranties set forth in Section 4.10 (Taxes) will survive the Closing until 90 calendar days following the expiration of any applicable statute of limitations (including any extensions thereof) for the underlying Claim, and (c) the representations and warranties set forth in Sections 4.11(a), 4.11(c), 4.11(e), 4.11(g) and 4.11(h) (Intellectual Property) will survive until the third anniversary of the Closing Date; provided further, however, that in the case of fraud or intentional misrepresentation all representations and warranties of Seller will survive in perpetuity. The representations and warranties referred to in clauses (a), (b) and (c) of this Section 9.1 will be referred to collectively as the “Fundamental Reps.” The representations and warranties of Buyer and Parent contained in this Agreement, and all Claims with respect thereto, will survive the Closing until 60 calendar days following the expiration of any applicable statute of limitations (including any extensions thereof) for the underlying Claim. Any Claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 9.1, and if such a notice is given, the survival period for such representation and warranty will continue until the Claim is fully resolved. All agreements, covenants and obligations contained in this Agreement and the Ancillary Agreements, including the special indemnification obligations set forth in Section 9.2(b), will survive in perpetuity unless satisfied earlier in accordance with their terms.

9.2Covenants to Indemnify.

(a)Subject to the limitations described below in Section 9.4, each of Buyer, Parent and their respective Affiliates and each of their respective members, stockholders, and Representatives (the “Buyer Indemnified Parties”) will be indemnified, defended, held harmless and reimbursed by Seller from and against any and all Damages asserted against, incurred, sustained, accrued or suffered by such Buyer Indemnified Party that arise out of or relate to (i) any breach of any representation or warranty made by Seller in this Agreement, (ii) any failure to perform any agreement, covenant or obligation made by Seller in or pursuant to this Agreement, (iii) any Excluded Asset or Excluded Liability, (iv) Seller’s ownership of the Purchased Assets or Seller’s operation of its business related to the Purchased Assets before the Closing Date, (v) any and all Damages asserted against, incurred, sustained, accrued or suffered by a Buyer Indemnified Party that arise out of or relate to the matters disclosured on Schedules 4.12 and 4.13 of the Disclosure Schedule and (vi) the liabilities assumed by Buyer under subsection (d) of Section 2.3 if the aggregate amount of such liabilities exceeds $15,000.00.

(b)In addition to the provisions of Section 9.2(a), and notwithstanding anything to the contrary in Section 9.4, the Buyer Indemnified Parties will be indemnified, defended, held harmless and reimbursed by Seller from and against any and all Damages asserted against, incurred, sustained, accrued or suffered by such Buyer Indemnified Party from a Third Party Claim that arise out of or relate to the following:

(i)the ownership, registration or use of the kidsnpetsbrand.com and messypet.com domain names until the earlier of (i) the date on which the ownership of the last or all of such domain names is transferred to Buyer or (ii) the expiration or termination of the License Agreement in accordance with its terms; provided, however, that this indemnity will cover all Products displaying these domain names that were produced or sold during the term of the applicable License Agreement;

(ii)with respect to the Collateral described on Schedule 2.1(d): (A) any copyrightable work owned by any Third Party and displayed on such Collateral; (B) the name, likeness, voice, identity, endorsement or other words and indicia associated with and/or identifying a Third Party displayed or otherwise used in such Collateral; and (C) any rights held by an independent contractor of Seller who is or was involved in the creation of such Collateral, in each case in the manner used by Seller as of the Closing Date; and

(iii)(A) Seller’s failure to enter into any agreements with employees, independent contractors or other third parties pursuant to which such Persons assign Intellectual Property rights to Seller; (B) Seller’s failure to require employees and independent contractors to enter into non-disclosure or confidentiality agreements; (C) Seller’s removal of the year from the image of the WCI Award (as such term is defined in the Disclosure Schedule) displayed on the packaging and bottles for the Products or any other breach by Seller of the WCI Award or the WCI Terms (as such term is defined in the Disclosure Schedule); (D) Seller’s failure to regularly monitor the internet for misuse or infringement of its Intellectual Property Assets; and (E) Seller’s failure to establish or implement policies, programs or procedures to protect the confidentiality, integrity and security of any Personal Information.

(c)Subject to the limitations described below in Section 9.4, each of Seller and its Affiliates and each of their respective members, stockholders, and Representatives (the “Seller Indemnified Parties;” the Seller Indemnified Parties and the Buyer Indemnified Parties will sometimes be referred to herein individually as a “Covered Party” and collectively as the “Covered Parties”) will be indemnified, defended and held harmless and reimbursed by Buyer or Parent from and against any and all Damages asserted against, incurred, sustained, accrued or suffered by such Seller Indemnified Party arising out of or relating to (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) any failure to perform any agreement, covenant or obligation made by Buyer in or pursuant to this Agreement, including but not limited to, the Earnout Payment obligations under Sections 3.1 and 3.4 if and when due, (iii) any Assumed Liability, and (iv) Buyer’s ownership of the Purchased Assets or Buyer’s operation of its business related to the Purchased Assets on or after the Closing Date.

(d)The term “Damages” as used in this Article IX is not limited to matters asserted by Third Parties against the Covered Parties, but includes Damages incurred, sustained or suffered by such Persons in the absence of Third-Party Claims, and payments by a Covered Party will not be a condition precedent to recovery.

9.3Notice of Claims.

(a)If a Covered Party seeking indemnification hereunder receives notice of the assertion of any Claim (a “Claim Notice”) with respect to which a party required to provide indemnification hereunder (an “Indemnifying Party”) may be obligated under this Agreement to provide indemnification, such Covered Party will give such Indemnifying Party prompt written notice thereof; provided, however, that the failure of any Covered Party to give such Claim Notice will not relieve any Indemnifying Party of its obligations under this Article IX, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise actually prejudiced thereby. Such Claim Notice will describe the Claim in reasonable detail, and, if practicable, will indicate the estimated amount of Damages that have been or may be sustained by such Covered Party.

(b)An Indemnifying Party, at such Indemnifying Party’s own expense (including all legal and other expenses) and through counsel reasonably acceptable to the Covered Party, may elect to defend any Third Party Claim; and if it so elects, it will, within 20 calendar days after receiving notice of such Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), notify the Covered Party of its intent to do so, and such Covered Party will cooperate in the defense of such Third Party Claim; provided, that such notice will include an acknowledgment from the Indemnifying Party that such Indemnifying Party is undertaking and will prosecute the defense of the Claim and confirming that based on the information available as between the Covered Party and such Indemnifying Party, such Indemnifying Party will, subject to the provisions of Section 9.4, be able to pay the full amount of potential Liability in connection with any such Claim (including for the Legal Proceeding and all Legal Proceedings on appeal or other review which counsel for the Covered Party may reasonably consider appropriate); provided, further, such Indemnifying Party will not have the right to defend or direct the defense of such Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of Seller, Buyer or their Affiliates or (ii) seeks an injunction or other equitable relief against the Covered Party. After notice from an Indemnifying Party to a

Covered Party of its election to assume the defense of a Third Party Claim, such Indemnifying Party will not be liable to such Covered Party for any legal or other expenses subsequently incurred by such Covered Party in connection with the defense thereof; provided, however, that such Covered Party will have the right to employ one counsel to represent such Covered Party and all other Persons entitled to indemnification in respect of such Claim hereunder if, in the reasonable opinion of counsel to the Covered Party, (y) there are legal defenses available to a Covered Party that are different from or additional to those available to the Indemnifying Party and Indemnifying Party, upon timely receipt of written notice of the same, fail to apply such defenses without reasonable justification, or (z) a conflict of interest between such Covered Party and such Indemnifying Party exists in respect of such Claim which would make representation of the Indemnifying Party and the Covered Party impermissible under applicable standards of professional conduct, and in either of those events the reasonable fees and expenses of one such separate counsel for all Covered Parties will be paid by such Indemnifying Party. If the Indemnifying Party does not notify the Covered Party within such 20 calendar days (or sooner, if the nature of such Third Party Claim so requires), the Covered Party will have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of the Claim but will not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party will not, except with the consent of the Covered Party, enter into any settlement that is not exclusively monetary and will be paid entirely by the Indemnifying Party and does not include as an unconditional term thereof the giving by the Person or Persons asserting such Claim to all Covered Parties of an unconditional release from all Liability with respect to such Claim or consent to entry of any judgment. Notwithstanding the foregoing, the Indemnifying Party will not be entitled to control any Claim relating to Taxes of Buyer or Seller for any Tax or accounting period ending on or after the Closing Date and will not be entitled to settle, either administratively or after the commencement of litigation, any Claim for Taxes which could adversely affect the Liability of Buyer or Seller for Taxes for any Tax or accounting period (or portion thereof) ending on or after the Closing Date, without the prior written consent of Buyer; in the event of a conflict between this Section 9.3(b) and Section 8.2(e), Section 8.2(e) will govern.

9.4Limitation on Indemnity.

(a)Notwithstanding anything expressed or implied in this Article IX to the contrary, no Covered Party will be entitled to make a Claim for indemnification pursuant to this Article IX unless and until the aggregate of all Damages suffered by such Covered Party hereunder exceeds $50,000 (the “Basket Amount”), whereupon all Damages (including the Basket Amount) will become due and payable. Notwithstanding the foregoing, no Basket Amount will apply to (i) a Claim for a breach of a Fundamental Rep, (ii) a Covered Party’s Claim for indemnification hereunder to the extent a breach results from fraud or intentional misrepresentation, (iii) any Claim for indemnification under Sections 9.2(a)(ii) though 9.2(a)(v), Section 9.2(b) or Sections 9.2(c)(ii) through 9.2(c)(iv), and (iv) any Claim under Section 9.2(a)(v). Notwithstanding anything herein to the contrary, in determining the amount of any Damages with respect to such breach, such representations, warranties and covenants, agreements and obligations will be read without regard to any materiality qualifier (including any reference to Material Adverse Effect) contained therein.

(b)Any indemnification payments required to be made by Seller will promptly be paid first from the Escrow Amount to the extent available, and second, from Seller by wire transfer of immediately available funds. Seller will not be liable to any Buyer Indemnified Party under the terms of this Agreement for amounts in excess of $1,500,000 (the “Cap”), except with respect to Claims for (i) fraud or intentional misrepresentation, in which case there will be no Cap, (ii) a breach of the Fundamental Reps or damages arising out of or relating to Section 9.2(b), in which case the “Cap” will be the amount of the Purchase Price paid by Buyer to Seller, (iii) any Damages arising out of or relating to Sections 9.2(a)(ii) though 9.2(a)(v), in which case there will be no Cap.

(c)Except with respect to the matters covered in the next succeeding sentence of this Section 9.4(c), each party hereto hereby acknowledges and agrees that such party’s sole and exclusive remedy with respect to any and all Damages relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Article IX. Notwithstanding the foregoing, (i) Buyer will have the right to seek injunctive relief in accordance with Section 6.5(b), (ii) for the avoidance of doubt, Pre-Closing Deductions will not constitute Damages and (iii) in no event will the limitations set forth in this Section 9.4(c) apply to Pre-Closing Deductions or Damages that result from fraud or intentional misrepresentation.

(d)The amount of any Damages subject to indemnification under this Article IX will be reduced by the amount, if any, of any insurance or Third Party recovery actually received by the Covered Party, net of any expenses incurred by such Covered Party (including any increase in premiums, reasonable attorney’s fees and other expenses) in collecting such amount that the Covered Party may receive or otherwise enjoy with respect to the event that directly or indirectly caused such Damages. The Covered Party will use commercially reasonable efforts to recover all insurance and Third Party recoveries and benefits that may be available. If the Covered Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to this Article IX and the Covered Party could have recovered all or a part of such Damages from a Third Party (each, a “Potential Contributor”) based on the underlying Claim asserted against the Covered Party, the Covered Party will assign those of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of that payment. If the Covered Party receives any insurance or Third Party recoveries after the Indemnifying Party has paid the Covered Party under any indemnification provision of this Agreement in respect of such Damages, the Covered Party must notify the Indemnifying Party and pay to the Indemnifying Party the value of the benefit to the Covered Party of that recovery, net of any expenses incurred by such Covered Party (including reasonable attorney’s fees but excluding any increases in insurance premiums) in insuring against and collecting such amount within 15 calendar days after the recovery or benefit has been received.

(e)Any Damages hereunder will be determined without duplication of the amount of recovery by reason of the facts giving rise to such indemnification claim based on a breach of more than one representation, warranty, covenant or agreement under this Agreement.

(f)To the extent permitted by Law, any payment made by a Person indemnifying a Covered Party pursuant to this Article IX will be treated on the parties’ Tax Returns as an adjustment to the Purchased Price for all Tax purposes to the extent permitted by applicable Law.

9.5Right of Set Off. Notwithstanding any other provision in this Agreement to the contrary, Buyer and its Affiliates, in Buyer’s sole discretion, will have the right to set off and retain any amount to which Buyer or its Affiliates may be entitled from any other party against any amount otherwise payable by Buyer or its Affiliates to such party (including any amounts payable pursuant to Section 3.2). The exercise of or failure to exercise such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedy.

Article X.
MISCELLANEOUS

10.1Fees and Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby will be paid by the party incurring such fees and expenses.

10.2Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and electronic printed confirmation of receipt is obtained promptly after completion of transmission, (c) on the date sent by email of a pdf document if also sent (on the day of the email delivery) by reputable overnight delivery service for next Business Day delivery or (d) one Business Day after delivery to a reputable overnight delivery service for next Business Day delivery. If the day on which a notice or other communication is deemed given under this Section 10.2 is not a Business Day, then such notice or other communication will instead be deemed given on the next Business Day. Such notices, requests, demands and other communications will be addressed to the Parties as follows:

If to Seller, to:

Paramount Chemical Specialties, Inc.
14762 NE 95th Street
Building 7
Redmond, WA 98052
Attention: John Latta
Telephone: (206) 714-9443
Email: John@ParamountChemical.com

with a copy, which will not constitute notice, to:

Peterson Russell Kelly, PLLC
10900 NE 4th Street, Ste. 1850

Bellevue, WA 98004
Attn: Greg Russell
Telephone: (425) 990-4047
E-Mail: grussell@prklaw.com

If to Buyer, to:

SLG Chemicals, Inc.
4880 Havana Street, Suite 400
Denver, CO 80239
Attention: Kevin Paprzycki
Telephone: (303) 576-6032
Email: kpaprzycki@slginc.com

with a copy, which will not constitute notice, to:

Holland & Hart, LLP
6380 S. Fiddlers Green Circle
Greenwood Village, CO 80111
Attention: Amy Bowler
Telephone: (303) 290-1086
Email: ABowler@hollandhart.com

If to Parent, to:

Scott’s Liquid Gold, Inc.
4880 Havana Street, Suite 400
Denver, CO 80239
Attention: Kevin Paprzycki
Telephone: (303) 576-6032
Email: kpaprzycki@slginc.com

with a copy, which will not constitute notice, to:

Holland & Hart, LLP
6380 S. Fiddlers Green Circle
Greenwood Village, CO 80111
Attention: Amy Bowler
Telephone: (303) 290-1086
Email: ABowler@hollandhart.com

10.3Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought exclusively in the state or federal court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of such courts or that any suit, action or proceeding that is brought in any of such courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 10.2 will be deemed effective service of process.

10.4Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by Seller and by Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law. The knowledge of a Default, misrepresentation or breach of warranty or covenant hereunder will not be deemed a waiver of or non-reliance on such warranty or consent by any other party.

10.5Governing Law. This Agreement will be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to Contracts executed and fully performed within the State of Delaware, other than such Laws that would require the application of the Laws of a state other than the State of Delaware.

10.6Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. On such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.7Successors and Assigns. The provisions of this Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided, however, that Buyer may assign, delegate or otherwise transfer any of its rights or obligations, without the consent of Seller, to (a) one or more of its Affiliates or (b) a Third Party lender as security for borrowings. Any purported assignment in violation hereof will be null and void.

10.8Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer on any Person other than the parties hereto any rights or remedies hereunder.

10.9Entire Agreement. This Agreement, together with the Disclosure Schedule hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

10.10Schedules. The Disclosure Schedules referenced in this Agreement are a material part hereof and will be treated as if fully incorporated into the body of this Agreement.

10.11Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there will be no presumption that any ambiguities in this Agreement will be resolved against either party. Any controversy over construction of this Agreement will be decided without regard to events of authorship or negotiation.

10.12Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement will become effective when each party hereto will have received counterparts hereof signed by all of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means will be effective as delivery of a manually executed counterpart to this Agreement.

[Signature Page Follows]

The parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

SLG CHEMICALS, INC.

By:	/s/ KEVIN A. PAPRZYCKI
Name:	Kevin A. Paprzycki
Title:	Chief Financial Officer

PARENT:

SCOTT’S LIQUID GOLD-INC.

By:	/s/ KEVIN A. PAPRZYCKI
Name:	Kevin A. Paprzycki
Title:	Chief Financial Officer

SELLER:

PARAMOUNT CHEMICAL SPECIALTIES, INC.

By:	/s/ JOHN LATTA
Name:	John Latta
Title:	President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]